Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Contrafund of our reports dated February 11, 2025, relating to the financial statements and financial highlights of Fidelity Advisor New Insights Fund, Fidelity Contrafund, and Fidelity Contrafund K6; of our report dated February 13, 2025, relating to the financial statements and financial highlights of Fidelity Series Opportunistic Insights Fund, which appear in Fidelity Contrafund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 20, 2025